Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE SECOND QUARTER 2016 RESULTS
New Management at Operating Subsidiary Delivers Record Results
LIVINGSTON, NJ  – August 15, 2016 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2016.
Financial Highlights for Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015:
•   Revenues increased to $8,562,890, rising 44.3% from $5,931,419.
•   Software sales increased 29.0% to $1,184,251 from $918,251.
•   Services revenues totaled $7,378,639, increasing 47.2% from $5,013,168.
•   Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $656,964, increasing 221% from $204,429.
•   Net income was $547,120, or $0.12 earnings per basic and diluted share, compared to net income of $44,601, or 0.01 earnings per basic and diluted share.
Financial Highlights for the Six Months Ended June 30, 2016 Compared to the Six Months Ended June 30, 2015:
•   Total revenues rose 31.7% to $16,347,191 from $12,414,533.
•   Software sales were $2,044,693, down 11.1% from $2,300,993.
•   Services revenues increased 41.4% to $ 14,302,498 from $10,113,540.
•   Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $972,228, increasing 11.2% from $874,352.
•   Net income totaled $621,397, or $0.14 per basic and diluted share, rising from net income of $565,768, or $0.13 per basic and diluted share.
•   During the first six months of 2016, the outstanding balance of the Company’s revolving bank line of credit was $0, bringing the total amount available under the line at June 30, 2016 to $750,000.
•   As of June 30, 2016, the Company had $671,429 in cash and cash equivalents; $2,878,154 in accounts receivable; long term debt of $1,142,889   and total stockholders’ equity of $1,936,923.
For more details on SilverSun’s second quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at  www.sec.gov.
Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “This was a remarkable quarter for our company, since we were able to deliver record results while simultaneously revamping the senior management team at SWK.  We have been focusing on our internal operations, fixing what was broken, improving what worked, and implementing new controls and processes which will help ensure that we will be consistently profitable moving forward. As a result, we are  pleased  to  report  another  record and profitable quarter reflecting continued revenue growth and positive cashflow, putting us firmly on pace to exceed a record $32+ million in total revenue for the full year.”

Meller continued, “The results clearly demonstrate and validate that our business growth strategies work and that we are building meaningful momentum in enhancing our Company’s long term value for our many trusted stakeholders.  Recurring revenue continues to increase, such revenue now representing in excess of 38% of total revenue.  Maximizing recurring revenue within all aspects of our business operations is a critical goal of the Company.”
Meller concluded, “Our focus in the coming months will be to aggressively fill our sales pipeline, increase our gross margins by improving billable consultant utilization, and increase our operating margins by rationalizing our expenses with our current level of sales.  Furthermore, our cash position, strong balance sheet, and ever increasing recurring revenue stream give us confidence that we will continue to deliver positive results throughout the balance of 2016 and beyond.”

About SilverSun Technologies, Inc.
We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona and Southern California.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.